Exhibit 99.1

Media & Investor Inquiries:

At Financial Profiles, Inc.

Moira Conlon / Brandi Floberg

310-277-4711

CallWave Announces Financial Results for

Fiscal 2008 Third Quarter

SANTA BARBARA, Calif., May 13, 2008 — CallWave, Inc. (NASDAQ: CALL), a leading provider of Internet and mobile-based unified communications solutions, today reported financial results for the fiscal 2008 third quarter ended March 31, 2008.

Third Quarter and Recent Highlights

•	Introduced FUZE at CTIA Wireless 2008 conference

•	Launched “Voicemail-to-Text” suite of premium mobile communications services

•	Strengthened team; Manny Rivelo to Board of Directors; Richard Roberts to Chief Marketing Officer; Ritesh Bansal to Vice President of Application Development

•	Partnered with JAJAH to develop global internet telephony solutions

•	Increased third quarter revenue to $5.2 million

•	Excluding one-time charges, reduced operating expenses by 18% quarter over quarter and 42% compared to the same quarter of last year

•	$46.8 million in cash, cash equivalents and marketable securities; no debt

Third Quarter Results

Total revenue for the third quarter of fiscal 2008 increased to $5.2 million compared with $4.9 million in the second quarter of fiscal 2008, and $6.2 million for the third quarter of fiscal 2007. The sequential revenue increase for the third quarter of fiscal 2008 reflects the price increase in the consumer fax base, partially offset by the expected migration of the Company’s legacy Internet Answering Machine subscriber base.

Operating expenses totaled $5.3 million for the third quarter of fiscal 2008 compared with $5.2 million in the second quarter of fiscal 2008, and $7.3 million for the third quarter of fiscal 2007. Operating expenses for the third quarter of fiscal 2008 included $1.0 million in one-time charges associated with the Company’s restructuring in January, 2008.

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CallWare, Inc.

Net loss for the third quarter of fiscal 2008 was $1.2 million, or $0.06 per share, compared to a net loss of $1.4 million, or $0.07 per share reported for the second quarter of fiscal 2008. Net loss for the third quarter of fiscal 2008 also improved compared with the net loss for the third quarter of fiscal 2007 of $2.6 million, or $0.12 per share. Excluding the one-time restructuring charge of $1.0 million and the benefit of the federal excise tax refund of $350,000, the loss for the third quarter of fiscal 2008 was $546,000, or $0.03 per share.

Balance Sheet Summary

As of March 31, 2008, the Company had $46.8 million in cash, cash equivalents and marketable securities compared with $52.7 million as of June 30, 2007. In the second and third quarters of fiscal 2008 the Company recorded temporary impairment charges of $2.35 million related to auction rate securities.

CallWave reported total assets of $56.7 million, working capital of $45.6 million and total shareholders’ equity of $52.5 million at March 31, 2008.

Commentary and Outlook

Jeff Cavins, Chief Executive Officer of CallWave, stated, “We continue to execute on our strategy to capitalize on the rapidly expanding unified communications sector. The introduction of our new product, FUZE, at the CTIA conference was among our important accomplishments during the quarter. FUZE offers a browser-based collaboration and conferencing service which also extends to the mobile phone, integrating disparate communications devices into a single interface.

“In developing the FUZE platform, we are leveraging CallWave’s traditional products by combining them with our recently developed products and new enhancements such as high definition audio and video collaboration,” Mr. Cavins added. “Initial reactions to FUZE have been positive and the official launch is planned for the first quarter of fiscal 2009.

“As we move toward our launch date, we will continue to expand our customer base by securing new subscribers, with a concentration on our web marketing programs. We will also continue to evaluate partnering opportunities that strengthen our leadership position in unified communications. With significant working capital on our balance sheet, we have ample resources to fund these strategic initiatives.”

Restructuring

On January 23, 2008, CallWave announced a reduction in headcount of approximately 48 percent of its workforce. As a result, the Company incurred a one-time charge of approximately of $1.0 million associated primarily with severance, health insurance and accelerated stock option compensation expense, which was recognized in the third quarter of the fiscal year ending June 30, 2008. CallWave expects that the overall impact of headcount reductions will result in approximately $5.0 million of annualized operating expense savings.

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CallWare, Inc.

Conference Call Details

The CallWave third quarter 2008 teleconference and webcast is scheduled to begin at 4:30 p.m. Eastern Time, on Tuesday, May 13, 2008. To access the call, please dial 800-891-6020 in the U.S., or 660-422- 4961 outside the U.S, at least five minutes before start time. A live webcast and replay will also be available on the Investor Relations section of the Company’s website at http://investor.callwave.com. A telephonic replay of the call will also be available to investors through May 27, 2008 by dialing 800-642-1687 in the U.S., or 706-645-9291 outside the U.S., and entering the pass code 44840196.

About CallWave, Inc.

CallWave develops unified communication applications which allow today’s mobile professional to communicate and collaborate from anywhere and from any device. Callwave’s FUZE enables mobile and desktop high-definition synchronized video collaboration with high-definition audio conferencing, local and international Internet calling, speech-to-text transcription, Internet fax, visual voicemail, SMS, secure instant messaging, and more.

Founded in 1998, CallWave is a publicly traded (NASDAQ:CALL) company headquartered in Santa Barbara, California. Please visit: www.callwave.com.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

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CallWare, Inc.

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of March 31, 2008	As of June 30, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,944	$20,299
Marketable securities	19,891	32,411
Accounts receivable; net of allowance for doubtful accounts of $312 and $436, respectively	1,965	2,396
Other current assets	976	563

Total current assets	49,776	55,669
Property and equipment, net	2,422	2,118
Intangible assets, net	4,413	4,405
Other assets	101	83

Total assets	$56,712	$62,275

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$589	$677
Accrued payroll	603	910
Deferred revenue	748	855
Other current liabilities	2,266	1,309

Total current liabilities	4,206	3,751
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, no par value; 100,000 shares authorized at March 31, 2008 and June 30, 2007; 21,057 and 20,880 shares issued and outstanding at March 31, 2008 and June 30, 2007, respectively	74,593	73,346
Other comprehensive loss	(2,330)	(36)
Accumulated deficit	(19,757)	(14,786)

Total stockholders’ equity	52,506	58,524

Total liabilities and stockholders’ equity	$56,712	$62,275

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CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2007	2008	2007
Revenue	$5,153	$6,230	$15,381	$19,673
Cost of sales	1,699	2,257	5,438	6,676

Gross profit	3,454	3,973	9,943	12,997
Operating expenses (1):
Sales and marketing	1,293	2,347	4,811	5,381
Research and development	1,017	1,857	4,068	5,266
General and administrative	1,930	3,136	5,877	9,899
Restructuring charges	1,043	—	2,138	—

Total operating expenses	5,283	7,340	16,894	20,546

Operating loss	(1,829)	(3,367)	(6,951)	(7,549)
Interest income	590	766	1,980	2,363

Loss before income taxes	(1,239)	(2,601)	(4,971)	(5,186)
Income tax expense	—	—	—	—

Net loss	$(1,239)	$(2,601)	$(4,971)	$(5,186)

Net loss per share:
Basic and diluted	$(0.06)	$(0.12)	$(0.24)	$(0.25)
Weighted average common shares outstanding:
Basic and diluted	21,026	20,830	20,962	20,815

(1) Includes stock-based compensation as follows:

Sales and marketing	$(74)	$56	$129	$149
Research and development	(43)	82	130	248
General and administrative	109	124	317	385
Restructuring charges	80	—	370	—

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,971)	$(5,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	815	599
Stock based compensation	946	782
Bad debt expense	531	1,096
Loss (gain) on sale of marketable securities	14	(24)
Loss on disposal of fixed assets	29	12
Changes in operating assets and liabilities:
Accounts receivable, net of bad debt expense	(100)	(838)
Other assets	(431)	37
Accounts payable	(88)	1,511
Accrued payroll and other liabilities	643	135
Deferred revenue	(107)	755
Income taxes payable	7	(3)

Net cash used in operating activities	(2,712)	(1,124)
Cash flows from investing activities:
Purchases of intangible assets	(275)	(4,000)
Purchases of marketable securities	(18,012)	(66,988)
Sales of marketable securities	28,224	68,112
Purchases of property and equipment	(881)	(680)

Net cash provided by (used in) investing activities	9,056	(3,556)
Cash flows from financing activities:
Proceeds from exercises of stock options and warrants	301	104

Net cash provided by financing activities	301	104

Net increase (decrease) in cash and cash equivalents	6,645	(4,576)
Cash and cash equivalents at beginning of the period	20,299	24,040

Cash and cash equivalents at end of the period	$26,944	$19,464

Supplemental disclosures of cash flow information
Non-cash investing activities:
Stock issued for purchase of property	$—	$40